
                                                                  EXHIBIT (a)(8)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.


                              REDBACK NETWORKS INC.

                            1999 STOCK INCENTIVE PLAN


                             SUMMARY AND PROSPECTUS
                   THE DATE OF THIS PROSPECTUS IS JUNE 1, 2001









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                               Table of Contents

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QUESTIONS AND ANSWERS ABOUT THE 1999 STOCK INCENTIVE PLAN ......................   1

GENERAL PLAN PROVISIONS ........................................................   1
   1.  What is the basic structure of the 1999 Stock Incentive Plan? ...........   1
   2.  When did the Company adopt the Plan? ....................................   1
   3.  Who administers the Plan? ...............................................   2
   4.  Who is eligible to participate in the Plan? .............................   2
   5.  How many shares of common stock may be issued under the Plan? ...........   2
   6.  What happens if there is a change in the Company's capital structure? ...   3
   7.  May the Company amend or terminate the Plan? ............................   3

GRANT OF OPTIONS ...............................................................   4
   8.  How are options granted? ................................................   4
   9.  What type of options may the Company grant? .............................   4
  10.  Will I have to pay for my option? .......................................   4
  11.  How does the Company determine the exercise price? ......................   4
  12.  How does the Company determine the fair market value of our common
        stock? .................................................................   4
  13.  May I assign or transfer my option? .....................................   5
  14.  When do I acquire the rights of a stockholder? ..........................   5
  15.  May the Company offer to buy out my option? .............................   5

EXERCISE OF OPTIONS ............................................................   5
  16.  When may I exercise my option? ..........................................   5
  17.  When will my option terminate? ..........................................   5
  18.  How do I exercise my option? ............................................   6
  19.  How do I pay the exercise price of my option? ...........................   6

INCENTIVE STOCK OPTIONS ........................................................   7
  20.  Who may receive an incentive stock option? ..............................   7
  21.  Is there a limit on the number of shares for which an incentive stock
        option may become exercisable in one calendar year? ....................   7
  22.  Can an incentive stock option lose its qualified status? ................   8
  23.  What limitations apply to incentive stock options granted to a 10%
        stockholder? ...........................................................   8
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EARLY TERMINATION OF OPTIONS ...................................................   8
  24.  What happens to my options if my service terminates? ....................   8
  25.  What happens to my options if I die or become disabled? .................   9

RESTRICTED SHARES ..............................................................   9
  26.  What are restricted share awards? .......................................   9
  27.  How do I pay for restricted shares? .....................................   9

DISPOSITION OF SHARES ..........................................................  10
  28.  When may I sell my shares? ..............................................  10

MODIFICATION OR ASSUMPTION OF OPTIONS ..........................................  10
  29.  May we modify or assume options? ........................................  10

ACCELERATION OF VESTING ........................................................  10
  30.  May the exercisability of an award be accelerated? ......................  10
  31.  What happens to my awards upon a merger of the Company? .................  11

DEFERRAL OF AWARDS .............................................................  11
  32.  May I defer receipt of option shares? ...................................  11

MISCELLANEOUS ..................................................................  11
  33.  Do I have the right to remain employed until my options or my shares vest? ..................................................................  11
  34.  Is the Plan subject to ERISA? ...........................................  12

RESTRICTIONS ON RESALE .........................................................  12
  35.  What restrictions apply if I am a Section 16 Insider? ...................  12
  36.  What restrictions apply if I am an affiliate? ...........................  14
  37.  Are there any restrictions on resale that apply even if I am not an affiliate or Section 16 insider? .......................................  14

QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES ..............................  16

INCENTIVE STOCK OPTIONS ........................................................  16
  T1.  Will I have federal income tax liability if I am granted an incentive stock option? ..........................................................  16
  T2.  Will I have federal income tax liability if I exercise an incentive stock option? ..........................................................  16
  T3.  When will I be subject to federal income tax on shares acquired under an incentive stock option? ................................................  16
  T4.  What constitutes a disposition of incentive stock option shares? ........  16

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  T5.  How do I determine my federal income tax liability when I sell my
        shares? ................................................................   17
  T6.  What if I make a qualifying disposition? ................................   17
  T7.  What are the normal tax rules for a disqualifying disposition? ..........   18
  T8.  What if the shares purchased under an Incentive Stock Option are subject to a substantial risk of forfeiture, such as the Company's repurchase
        right? .................................................................   19
  T9.  What are the federal tax consequences to the Company? ...................   19
 T10.  What happens if I pay the exercise price of an incentive stock option by delivering shares that I acquired by exercising another incentive stock option, if the delivery of the shares results in a disqualifying
        disposition? ...........................................................   20
 T11.  What happens if I pay the exercise price of an incentive stock option with shares that I acquired through (a) an incentive stock option and held for the requisite holding periods, (b) a nonstatutory stock option
        or (c) open-market purchases? ..........................................   20
 T12.  What happens if I make a disqualifying disposition of shares purchased
        under an incentive stock option with shares of our common stock? .......   21

NONSTATUTORY STOCK OPTIONS .....................................................   21
 T13.  Will I have federal income tax liability if I am granted a nonstatutory
        stock option? ..........................................................   21
 T14.  Will I have federal income tax liability if I exercise a nonstatutory
        stock option? ..........................................................   21
 T15.  What if the shares purchased under a nonstatutory stock option are subject to a substantial risk of forfeiture, such as the Company's
        repurchase right? ......................................................   21
 T16.  What is the effect of making a Section 83(b) election? ..................   22
 T17.  Will I recognize additional income if I sell shares acquired under a
        nonstatutory stock option? .............................................   22
 T18.  What happens if I pay the exercise price of a nonstatutory stock option with shares that I previously acquired by exercising an option or
        through an open-market purchase? .......................................   22
 T19.  What are the federal tax consequences to the Company? ...................   23

RESTRICTED SHARE AWARDS ........................................................   23
 T20.  Will a restricted share award or purchase result in federal income tax
        liability to me? .......................................................   23

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 T21.  Will the vesting of shares under a restricted share award result in
        federal income tax liability to me? ....................................   23
 T22.  What is the effect of making a Section 83(b) election? ..................   23
 T23.  What are the federal tax consequences to the Company? ...................   24

ALTERNATIVE MINIMUM TAX ........................................................   24

 T24.  What is the alternative minimum tax? ....................................   24

 T25.  How is alternative minimum taxable income calculated? ...................   24

 T26.  What is the allowable exemption amount? .................................   24

 T27.  Is the spread on an incentive stock option at the time of exercise
        normally included in my alternative minimum taxable income? ............   25

 T28.  How will the payment of alternative minimum tax in one year affect the
        calculation of my tax in a later year? .................................   25

COMPANY INFORMATION ............................................................   27


                         Questions and Answers About the
                           1999 Stock Incentive Plan




                              Redback Networks Inc.

            QUESTIONS AND ANSWERS ABOUT THE 1999 STOCK INCENTIVE PLAN

     We have established a stock incentive program. This program allows eligible employees, consultants and outside directors to acquire shares of our common stock and benefit from any increases in the value of our common stock. The program is officially called the "Redback Networks Inc. 1999 Stock Incentive Plan." We sometimes refer to it in this document as the "Plan."

     This Summary and Prospectus explains in question and answer format the major features of our 1999 Stock Incentive Plan and the principal rights and benefits available to the participants. This document is only intended to be a summary of the Plan. Some rules are described in abbreviated form and others are not mentioned at all. If there is any ambiguity in this Summary and Prospectus or if there is any conflict between this Summary and Prospectus and the Plan text, then the Plan text will govern. You may request a copy of the Plan from the Corporate Secretary.

     Certain terms are used throughout this Summary and Prospectus and are defined here. An "outside director" is a member of our board of directors who is not a common-law employee of the Company or a parent or subsidiary of the Company. A "parent" of the Company is any corporation that, directly or indirectly, owns at least 50% of the Company. A "subsidiary" of the Company is any corporation that is at least 50% owned by the Company, directly or indirectly.

                             GENERAL PLAN PROVISIONS
--------------------------------------------------------------------------------

     1.   What is the basic structure of the 1999 Stock Incentive Plan?

          Under our 1999 Stock Incentive Plan, we may award to eligible participants the following kinds of equity-based compensation, collectively referred to as "awards":

          o    Options to purchase shares of our common stock, and

          o    Restricted shares of our common stock.

     2.   When did the Company adopt the Plan?

          Our board of directors adopted the Plan on March 3, 1999. It is effective on the date of the initial public offering of our common stock (May 17, 1999). Our stockholders also approved the Plan. Since then, our board of directors and our stockholders have from time to time approved amendments of the Plan.

     3.   Who administers the Plan?

          The compensation committee of our board of directors administers the 1999 Stock Incentive Plan. The compensation committee is comprised of two or more board members who are outside directors.

          Our compensation committee has full authority to determine:

          o    Who will receive an award under the Plan,

          o    When an award will be made,

          o    The number of shares included in each award,

          o    The vesting requirements of each award, and

          o    The other features and conditions of each award.

Our compensation committee also interprets the 1999 Stock Incentive Plan and makes all other decisions relating to Plan operation. The decisions of our compensation committee are final and binding.

          In addition, the board of directors has appointed a "secondary committee" consisting of our Chief Executive Officer. The secondary committee may also grant options under the Plan, subject to certain limitations.

     4.   Who is eligible to participate in the Plan?

          Our employees, outside directors, and consultants or advisers who provide services to the Company, or to a parent or subsidiary of the Company, are eligible to participate in the 1999 Stock Incentive Plan. However, our compensation committee in its sole discretion determines who will actually receive an award.

     5.   How many shares of common stock may be issued under the Plan?

          We reserved 18,000,000 shares of our common stock for issuance under our 1999 Stock Incentive Plan./1/ We may adjust this number for certain changes in our capital structure, as explained in Question 6. As of January 1 of each year, the reserve automatically increases by 10,000,000 shares./2/ All unused shares that were reserved under our 1997 Stock Plan will also become available for grants under the 1999 Stock Incentive Plan.

-------------------------------
/1/ Reflects original reserve of 2,500,000 shares; two-for-one stock split applicable to stockholders of record on August 5, 1999; increase from 5,000,000 to 8,000,000 shares approved by stockholders on March 8, 2000; two-for-one stock split applicable to stockholders of record on March 20, 2000; and increase from 16,000,000 to 18,00,000 shares approved by stockholders on May 16, 2001.

/2/ Reflects original annual addition of 1,500,000 shares; two-for-one stock split applicable to stockholders of record on August 5, 1999; increase from 3,000,000 to 5,000,000 shares approved by stockholders on March 8, 2000; and two-for-one stock split applicable to stockholders of record on March 20, 2000. Annual addition originally was limited to 5% of total shares then outstanding; stockholders approved elimination of limitation on May 16, 2001.

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          If shares of our common stock are forfeited, then the shares will again become available for awards under the 1999 Stock Incentive Plan (except awards of incentive stock options). If options are forfeited or terminate for any other reason before being exercised, then the corresponding shares will again become available for awards under the Plan.

          We may grant to a participant in our 1999 Stock Incentive Plan options covering a maximum of four million shares of our common stock in any fiscal year.3 However, to a new employee we may grant options covering a maximum of eight million shares in the fiscal year in which his or her service as an employee first begins./3/

     6.   What happens if there is a change in the Company's capital structure?

          A change in our capital structure includes:

          o    A stock split,

          o    A stock dividend,

          o An extraordinary cash dividend or another distribution to stockholders that has a material effect on the price of the shares of our common stock,

          o    A reverse stock split,

          o    A recapitalization,

          o    A spin-off, or

          o    A similar event.

          If one of these changes in our capital structure occurs, appropriate adjustments will be made in one or more of the following:

          o    The number of shares reserved for future awards under the Plan,

          o The maximum number of options that may be awarded to a participant in any fiscal year,

          o The number of shares of our common stock that are covered by each outstanding option, and

          o    The exercise price under each outstanding option.

     7.   May the Company amend or terminate the Plan?

          Yes. Our board of directors may amend or terminate the Plan at any time and for any reason. However, no amendment may, without your consent, adversely affect your rights and obligations under outstanding awards. If required by applicable laws or regulations, we will seek stockholder approval for an amendment of the Plan.

---------------------------
/3/ Reflects two-for-one stock splits applicable to stockholders of record on August 5, 1999, and March 20, 2000.

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                                GRANT OF OPTIONS
--------------------------------------------------------------------------------

     8.   How are options granted?

          Our compensation committee has complete discretion to determine:

          o    When and to whom options will be granted,

          o    The number of shares that are included in each grant,

          o The type of option (incentive stock option or nonstatutory stock option),

          o    When the option is to become exercisable, and

          o    The term for which the option is to remain outstanding.

          You and the Company must sign an option agreement evidencing the option.

     9.   What type of options may the Company grant?

          Our compensation committee may grant incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, or nonstatutory stock options that do not satisfy these requirements. Please see "Questions and Answers on Federal Tax Consequences" below for a discussion of the difference in tax treatment between incentive stock options and nonstatutory stock options.

     10.  Will I have to pay for my option?

          No. We grant to you an option to recognize your services to us, and you do not have to pay any cash. However, to purchase shares under the option, you must pay the exercise price for the number of shares you elect to purchase. Please see "Exercise of Options" below.

     11.  How does the Company determine the exercise price?

          Our compensation committee determines the exercise price per share. However, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our shares of common stock on the option grant date. The exercise price of a nonstatutory stock option cannot be less than 30% of the fair market value of our shares of common stock on the option grant date.

     12. How does the Company determine the fair market value of our common stock?

          Our compensation committee determines the fair market value per share of our common stock in good faith and on such basis as it deems appropriate. Whenever possible, our compensation committee will use the prices reported in The Wall Street Journal.

     13.  May I assign or transfer my option?

          No. Your option generally cannot be assigned or transferred, except by the provisions of your will or the laws of inheritance following your death or by the provisions of the Beneficiary Designation Form, as described in the next paragraph. In addition, the compensation committee may subject the shares acquired under the Plan to performance- or service-related vesting conditions or transfer restrictions.

          You may designate a beneficiary on the Beneficiary Designation Form and may change that designation at any time by filing a new Beneficiary Designation Form. The form will be valid only if it was filed with the Company before your death. Should you die, your outstanding option will be transferred to the individual identified in the Beneficiary Designation Form.

     14.  When do I acquire the rights of a stockholder?

          As an option holder, you have none of the rights of a stockholder with respect to the shares covered by your option. You will acquire stockholder rights only when you file the required exercise notice, pay the exercise price and become the holder of record of the purchased shares.

     15.  May the Company offer to buy out my option?

          Our compensation committee may at any time:

          o Offer to buy out for a payment in cash or cash equivalents an option previously granted, or

          o    Authorize you to elect to cash out an option previously granted.

          In either case, our compensation committee will determine the time and the terms and conditions of the buyout.


                               EXERCISE OF OPTIONS
--------------------------------------------------------------------------------

     16.  When may I exercise my option?

          You may exercise your option in one or more installments over the period that you remain in our service. Our compensation committee determines your exercise and vesting schedule at the time of grant, and the option agreement includes the schedule. You may at any time purchase the shares for which your option is exercisable, but you must exercise the option before it terminates.

     17.  When will my option terminate?

          The maximum term for an option granted under the Plan is 10 years from the grant date. The actual expiration date of your option is set forth in your option agreement. Your option may, however, terminate before its designated expiration date if your service terminates or certain other events occur. Please see "Early Termination of Options" below.

     18.  How do I exercise my option?

          To exercise your option, you must provide us with written notice of the exercise in which you indicate the number of shares to be purchased under your option. Your notice must also include payment of the exercise price for the purchased shares, unless our compensation committee has allowed you to pay the exercise price by executing a same-day sale. Please see Question 19. If your legatee or heir is exercising the option, he or she must also include evidence that he or she has the right to exercise the option. You must satisfy all applicable income and employment tax withholding requirements at the time of exercise. For information about tax withholding, please see "Questions and Answers on Federal Tax Consequences" below.

     19.  How do I pay the exercise price of my option?

          You may pay the exercise price in cash or by surrendering shares of our common stock. But you may not surrender shares of our common stock if that would cause us to recognize a compensation cost with respect to the option for financial reporting purposes. Surrendered shares are credited at their fair market value on the date of exercise.

          In addition, our compensation committee, in its sole discretion, may permit you to pay the exercise price in whole or in part by using one of the following procedures:

          o Same-day sale. On a form prescribed by us, you give directions to sell option shares to a securities broker who was selected or approved by us. The broker will deliver all or part of the sales proceeds to us to pay the option exercise price and any withholding taxes.

          o Margin loan. On a form prescribed by us, you agree to pledge shares to a securities broker or lender who was selected or approved by us. The broker or lender will use the shares as security for a loan and deliver all or part of the loan proceeds to us to pay the option exercise price and any withholding taxes.

          o Company loan. The Plan also authorizes the compensation committee to accept a full-recourse promissory note as payment of the exercise price (except for an amount equal to the par value of the shares). But the compensation committee does not expect to use this procedure on a regular basis.

          Our compensation committee may also establish procedures for the sale of shares of our common stock to cover withholding taxes or the withholding of shares of our common stock issuable upon exercise of an option to satisfy such taxes.

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                             INCENTIVE STOCK OPTIONS
--------------------------------------------------------------------------------

          Questions 20 through 23 apply only to incentive stock options. Nonstatutory stock options are not subject to these provisions.

     20.  Who may receive an incentive stock option?

          We may grant incentive stock options only to our employees or employees of our parent or subsidiary corporations.

     21. Is there a limit on the number of shares for which an incentive stock option may become exercisable in one calendar year?

          Yes. $100,000 is the maximum value of the shares for which an incentive stock option may first become exercisable in any calendar year. This fair market value is determined on the date of the option grant. If you hold two or more incentive stock options that become exercisable in the same calendar year, the $100,000 limitation applies to both options in combination. It is applied first to cut back the most recent option. You may exercise options that do not qualify for incentive stock option treatment by reason of this dollar limitation as nonstatutory stock options.

          Example:

          o On December 3, 1995, Sam Smith is granted a 1995 incentive stock option to purchase 2,000 shares of common stock at an exercise price of $40.00 per share, which was the fair market value of the shares on that date.

          o This 1995 option first becomes exercisable for 100% of the shares on December 3, 1997, when the fair market value of the shares of common stock is $55.00 per share.

          o On November 25, 1996, Sam is granted a 1996 incentive stock option to purchase 1,000 shares of common stock at an exercise price of $50.00 per share, the fair market value of the shares on that date.

          o This 1996 option becomes exercisable in two equal annual installments beginning on November 25, 1997, when the fair market value of the shares of common stock is $55.00 per share.

          o Under the 1995 option, the aggregate fair market value of the 2,000 shares of common stock on the grant date is $80,000.

          o Under the 1996 option, the aggregate fair market value of the 1,000 shares of common stock on the grant date is $50,000.

          o Accordingly, in 1997, shares valued at $80,000 first become purchasable under the 1995 option (100% of the option shares) and shares valued at $25,000 first become purchasable under the 1996 option (50% of the option shares).

          o The aggregate value of the shares of common stock for which the two options first become exercisable in 1997 exceeds $100,000 by $5,000 ($80,000 + $25,000 = $105,000).

          o The excess shares will come from the 1996 option, because it was granted after the 1995 option.

          o    The excess is 100 shares ($5,000 / $50 = 100).

          o Thus, 100 of the shares purchasable under the 1996 option will not qualify for favorable tax treatment as incentive stock options.

          o The 100 excess shares may be exercised as nonstatutory stock options.

          o The incentive stock option analysis changes if the exercisability of either option is accelerated, such that more shares become exercisable in the same year.

     22.  Can an incentive stock option lose its qualified status?

          Yes. An incentive stock option will be taxed as a nonstatutory stock option if you exercise it more than three months after your employee status terminates, unless the termination is due to death or permanent disability. If your option agreement allows, you may exercise your option as an incentive stock option for up to one year from the date of your termination due to permanent disability. If your option agreement allows, the personal representative of your estate or the person(s) to whom the options are transferred by your beneficiary designation, your will or the laws of inheritance may exercise your option as an incentive stock option at any time after your death. Certain amendments or modifications to the option may also cause the loss of incentive stock option status, but we would advise you of any such changes.

     23. What limitations apply to incentive stock options granted to a 10% stockholder?

          If you hold stock with more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, then the exercise price per share of your incentive stock option must be at least 110% of the fair market value of the shares of common stock on the grant date. In addition, the maximum term of the incentive stock option is five years from the grant date. For this purpose, your stock ownership includes ownership by your brothers, sisters, spouse, ancestors and lineal descendants.


                          EARLY TERMINATION OF OPTIONS
--------------------------------------------------------------------------------

     24.  What happens to my options if my service terminates?

          After the termination of your service, you will have a limited period of time in which to exercise your outstanding options for any shares in which you were vested when your service terminated. Your option agreement explains the length of this exercise period. In addition, you must always exercise your options before the expiration of the original option term (generally 10 years from the grant date). It is your responsibility to keep track of the expiration dates of your options, including an early expiration date triggered by your separation from the Company. The unvested portion of your options will terminate immediately upon the termination of your service.

     25.  What happens to my options if I die or become disabled?

          If you die while any of your options are outstanding, the personal representative of your estate or the person(s) to whom the options are transferred by your beneficiary designation, your will or the laws of inheritance may exercise your remaining options, to the extent vested. The right to exercise such an option will lapse upon the earlier of (a) the expiration of the original option term or (b) the date provided in your option agreement.

          If you become disabled and your service terminates due to the disability, your option agreement will tell you how long you have to exercise your outstanding options. However, you must exercise your option before the expiration of the original option term.


                                RESTRICTED SHARES
--------------------------------------------------------------------------------

     26.  What are restricted share awards?

          Our compensation committee has the discretion to issue shares of our common stock as compensation for services rendered to us, or to our parent or subsidiary corporations. Our compensation committee may subject the shares to any vesting restrictions that it deems appropriate. These restrictions may relate to length of service or performance milestones, or a combination of both. Before the shares vest, they may not be sold, pledged or otherwise transferred.

          You and the Company will execute an agreement that embodies the vesting conditions and other terms of a restricted share award. The holders of restricted shares will have the same voting, dividend and other rights as our other stockholders.

     27.  How do I pay for restricted shares?

          In general, restricted shares are awarded in return for services already rendered. If the restricted shares are "treasury shares" (shares that we repurchased from stockholders), then they may also be awarded for services to be provided during the vesting period.

          If the compensation committee permits it, you may also pay for the shares with a full-recourse promissory note. But if the shares are newly issued, you must at least pay in cash an amount equal to the par value of the shares.

                              DISPOSITION OF SHARES
--------------------------------------------------------------------------------

     28.  When may I sell my shares?

          You may sell your vested shares at any time, unless you are subject to securities law restrictions. Please see "Restrictions on Resale" below. But a sale of your shares will probably have tax consequences. Please see "Questions and Answers on Federal Tax Consequences" below.


                      MODIFICATION OR ASSUMPTION OF OPTIONS
--------------------------------------------------------------------------------

     29.  May we modify or assume options?

          Subject to the terms of our 1999 Stock Incentive Plan, our compensation committee may modify, extend or assume outstanding options. It may also accept the cancellation of outstanding options in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. However, we cannot impair your contractual rights with any modification without your consent.


                             ACCELERATION OF VESTING
--------------------------------------------------------------------------------

     30.  May the exercisability of an award be accelerated?

          The agreement that governs an award of options or restricted shares may provide for accelerated exercisability if you die, are disabled or retire. In addition, the compensation committee may determine that the exercisability or vesting of all or a portion of an award may be accelerated in the event that the Company is subject to a change in control. A "change in control" means:

          o A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if 50% or more of the combined voting power of the continuing or surviving entity's securities outstanding immediately after the merger, consolidation or other reorganization is owned by persons who were not our stockholders immediately before the merger, consolidation or other reorganization,

          o The sale, transfer or other disposition of all or substantially all of our assets,

          o    Certain changes in the composition of our board of directors, or

          o Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of our securities representing at least 50% of the total voting power represented by our then outstanding voting securities.

     31.  What happens to my awards upon a merger of the Company?

          To the extent not previously exercised or settled, your options will terminate immediately before the dissolution or liquidation of the Company. If the Company is a party to a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such an agreement will provide for one of the following:

          o The continuation of the outstanding options by the Company, if the Company is a surviving corporation,

          o The assumption or substitution of the outstanding options by the surviving corporation or its parent or subsidiary,

          o Full exercisability or vesting and accelerated expiration of the outstanding options, or

          o Settlement of the full value of the outstanding options in cash or cash equivalents, followed by cancellation of the options.


                               DEFERRAL OF AWARDS
--------------------------------------------------------------------------------

     32.  May I defer receipt of option shares?

          If our compensation committee (in its sole discretion) permits or requires it, you may defer the receipt of option shares. Instead of being delivered to you, the shares that you purchase by exercising an option would be converted into credits in a deferred compensation account established for you as an entry on our books. Our compensation committee determines the amount of the credits by referring to the fair market value of our shares of common stock as of the date when they otherwise would have been delivered to you.

          We may credit your deferred compensation account with interest or other forms of investment return. You will have no rights to such an account other than those of a general creditor of the Company. Such an account is an unfunded and unsecured obligation of the Company and will be subject to the terms and conditions of the applicable agreement between you and the Company.


                                  MISCELLANEOUS
--------------------------------------------------------------------------------

     33. Do I have the right to remain employed until my options or my shares vest?

          No. Nothing in our 1999 Stock Incentive Plan or in any award granted under the Plan provides any person with the right to remain in our service for any specific period. Both you and we have the right to terminate your service at any time and for any reason, with or without cause, subject to any employment agreement.

     34.  Is the Plan subject to ERISA?

          Our 1999 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Internal Revenue Code.

                             RESTRICTIONS ON RESALE
--------------------------------------------------------------------------------

     35.  What restrictions apply if I am a Section 16 Insider?

          The federal securities laws prohibit the taking of short-swing profits by designated insiders. Specifically, Section 16(b) of the Securities Exchange Act of 1934 requires us to recover any profit realized by a Section 16 insider from any purchase and sale, or sale and purchase, of shares of our common stock made within a period of less than six months. A Section 16 insider is an executive officer or director of the Company or a stockholder who beneficially owns more than 10% of the Company's outstanding securities. If you are a Section 16 insider, we will let you know.

          The Securities and Exchange Commission has issued rules that govern the short-swing liability treatment of transactions effected by a Section 16 insider under employee stock plans such as the 1999 Stock Incentive Plan. These rules apply to various transactions under the Plan, as summarized below.

          Grant of option. The receipt of an option under the Plan will be an exempt transaction and will not be treated as a "purchase" of the underlying shares for short-swing liability purposes, if the grant has "Section 16 Approval." This means that the grant is approved by:

          o    The board of directors,

          o    The compensation committee of the board of directors, or

          o    The stockholders.

          If the grant has not received Section 16 Approval, the grant is still exempt if the shares acquired under the grant are not sold until at least six months after the date of grant. Should this six-month requirement not be satisfied, then the grant will be treated as a "purchase" of the shares retroactive to the grant date. Such a purchase will be matched, for short-swing liability purposes, with any sale of shares of our common stock made within six months before or after the grant date.

          Option exercise by paying cash or through same-day sale. The exercise of an option will be an exempt transaction and will not be treated as a "purchase" of the acquired shares for short-swing liability purposes, if the original option grant received
Section 16 Approval. (If the Section 16 Approval requirements have not been met, then the exercise of an option is still an exempt transaction, unless the market price of the shares when the option is exercised is lower than the exercise price paid for the shares.) However, a same-day sale will be treated as a "sale" transaction for short-swing liability purposes. It will be matched with any non-exempt purchase of our stock--such as an open-market purchase--made by the
Section 16 Insider within six months before or after the date of the same-day sale.

          Option exercise by delivery of shares. The delivery of shares of our common stock in payment of the exercise price and the exercise of the option will be exempt transactions for short-swing liability purposes, if the original option grant (including the feature permitting the delivery of shares) or the exercise received Section 16 Approval.

          Option exercise by stock withholding. The exercise of an option and payment of the exercise price and/or applicable withholding taxes by the withholding of a portion of the shares otherwise issuable to the Section 16 Insider by the Company are exempt, if the original option grant (including the stock withholding feature) or the exercise received Section 16 Approval.

          Award of restricted shares. The award of shares by the Company for services rendered to the Company, a parent or a subsidiary is exempt if the award received Section 16 Approval or if you hold the shares acquired for at least six months before selling them.

          Forfeiture of unvested shares. The surrender of unvested shares to the Company for cancellation or expiration without any cash payment or other consideration to the participant will not be deemed a "sale" of those shares for short-swing liability purposes, if the original grant received Section 16 Approval.

          Sale of shares. The sale of shares of our common stock acquired by a
Section 16 Insider (whether under the Plan or on the open market) will be treated as a "sale" transaction for short-swing liability purposes. It will be matched with any non-exempt purchase of our stock (such as an open-market purchase) made by the Section 16 Insider within six months before or after the date of the sale.

          Reporting requirements. Each of the following Plan transactions involving a Section 16 Insider must be reported on the annual Form 5 required to be filed by the individual within 45 days after the close of the Company's fiscal year in which the transaction occurs and may be reported on any earlier-filed Form 4:

          o    Receipt of option,

          o    Receipt of stock award, and

          o    Forfeiture of restricted stock.

          The following transactions must be reported on a Form 4 filed within 10 days after the close of the calendar month in which the transaction is effected:

          o Exercise of option (if the option grant has not yet been reported, the grant must be reported on the same Form 4 on which the option exercise is reported),

          o Withholding or delivery of shares to satisfy tax withholding obligations, and

          o    Sale of shares.

          The surrender of options for cancellation or the expiration of options for no consideration does not have to be reported.

     36.  What restrictions apply if I am an affiliate?

          In general, executive officers and other persons with power to manage and direct our policies, relatives of these persons and trusts, estates, corporations or other entities controlled by any of these persons or their relatives may be deemed to be our affiliates. Our affiliates must resell their shares of common stock in compliance with Securities and Exchange Commission Rule 144. This rule requires such sales to be effected in "broker's transactions," as defined in the rule, and a written notice of each sale must be filed with the Securities and Exchange Commission at the time of the sale. The rule also limits the number of shares that may be sold in any three-month period by affiliates to the greater of (a) 1% of the outstanding shares of our common stock or (b) the average weekly reported volume of trading in our common stock during the four calendar weeks preceding the filing of the required notice of proposed sale. However, the holding period requirement of Rule 144 will not apply to any shares of common stock acquired under the Plan.

     37. Are there any restrictions on resale that apply even if I am not an affiliate or Section 16 insider?

          Your purchases and sales of shares of our common stock are subject to Rule 10b-5 under the Securities Exchange Act of 1934. Rule 10b-5 makes it unlawful to trade in our shares when you have material information about us that is not yet known to the general public. In addition, your transactions in shares of our common stock must comply with our insider trading policy.

          If you are an officer or director of the Company or a stockholder who owns more than 10% of the Company's outstanding securities, you should consult with counsel before offering for sale any shares of common stock acquired under the Plan in order to ensure your compliance with Rule 144, Section 16 and all other applicable provisions of federal and state securities laws.

                            Questions and Answers on
                            Federal Tax Consequences


                             REDBACK NETWORKS INC.

                QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES

     We explain below the federal income tax consequences of your participation in the 1999 Stock Incentive Plan. We do not explain the state and local tax treatment, and you should know that the state and local tax treatment may vary from the federal income tax treatment. In any event, you should consult your own tax advisor as to the tax consequences of your particular transactions under the Plan.


                             INCENTIVE STOCK OPTIONS
--------------------------------------------------------------------------------

     T1. Will I have federal income tax liability if I am granted an incentive stock option?

          No.

     T2. Will I have federal income tax liability if I exercise an incentive stock option?

          No. You will not recognize taxable income when the incentive stock option is exercised. However, you do recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares. Please see Question T27 below.

     T3. When will I be subject to federal income tax on shares acquired under an incentive stock option?

          Generally, you will recognize income in the year in which you dispose of the shares purchased under your incentive stock option.

     T4.  What constitutes a disposition of incentive stock option shares?

          You dispose of shares purchased under an incentive stock option when you transfer legal title to those shares by:

          o    Sale,

          o    Exchange,

          o    Gift, or

          o Delivery of the shares to pay the exercise price of another incentive stock option before you satisfy the incentive stock option holding periods.

          However, a disposition will not occur if you engage in any of the following transactions:

          o    A transfer to your spouse,

          o A transfer into joint ownership with right of survivorship, if you remain one of the joint owners,

          o    A pledge of the shares as collateral for a loan,

          o    A transfer by bequest or inheritance upon your death, or

          o Certain tax-free exchanges of the shares permitted under the Internal Revenue Code of 1986.

     T5. How do I determine my federal income tax liability when I sell my shares?

          Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your incentive stock option.

          You make a qualifying disposition if your sale or other disposition of the shares takes place (a) more than two years after the grant date of the incentive stock option and (b) more than one year after the date the option was exercised for the particular shares involved in the disposition.

          A disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied.

     T6.  What if I make a qualifying disposition?

          You will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares. In general, the maximum federal income tax rate on long-term capital gains is 20%. You will recognize a capital loss if the amount realized is lower than the exercise price paid for the shares.

          Example:

          o On October 1, 1995, we grant you an incentive stock option for 1,000 shares with an exercise price of $35.00 per share.

          o On November 1, 1997, you exercise this option when the market price is $45.00 per share.

          o    On December 1, 1998, you sell the shares for $50.00 per share.

          Because you sell the shares (a) more than two years after the grant date of October 1, 1995, and (b) more than one year after the exercise date of November 1, 1997, the sale is a qualifying disposition of the shares.

          For federal income tax purposes, you will recognize a long-term capital gain of $15.00 per share. The gain will be subject to a maximum federal income tax rate of 20%.

     T7.  What are the normal tax rules for a disqualifying disposition?

          Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the optionee will recognize ordinary income at the time of the disposition in an amount equal to the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount equal to the excess of (a) the amount realized from the disposition of the shares over (b) the exercise price paid for the shares.

          We report the amount of your disqualifying disposition income on your W-2 wage statement for the year of the disposition. You are responsible for paying any applicable taxes.

          Any additional gain recognized from the disqualifying disposition will be capital gain. The capital gain will be long-term if you held the shares more than 12 months and short-term if you held the shares 12 months or less. The maximum federal income tax rate on long-term capital gains is generally 20%. Short-term capital gains are generally taxed at the same rate as ordinary income.

          Example:

          o On October 1, 1995, we grant to you an incentive stock option for 1,000 shares with an exercise price of $35.00 per share.

          o On November 1, 1997, you exercise this option when the market price is $45.00 per share.

          o    On March 1, 1998, you sell the shares for $50.00 per share.

          Because you sell the shares less than one year after the exercise date of November 1, 1997, you make a disqualifying disposition of the shares. For federal income tax purposes, the $15 per share gain will be divided into two components:

               Ordinary Income: You will recognize ordinary income in the amount of $10.00 per share: The $45.00 per share market price of the shares on the exercise date minus the $35.00 per share exercise price. The $10 of ordinary income is added to the $35 exercise price to become your "basis" in the share.

               Capital Gain: You will also recognize a short-term capital gain of $5.00 per share: The $50 per share sale price minus your $45 per share basis.

          If you make a disqualifying disposition of the incentive stock option shares in an arm's length transaction with an unrelated party for more than the exercise price paid for those shares but less than the market value on the exercise date, then your ordinary income will be limited to the excess of (a) the amount realized from the disposition of the shares over (b) the exercise price paid for the shares. For example, if the shares in the above Example were sold for $37.00 per share in the disqualifying disposition, you would only recognize ordinary income of $2.00 per share.

          If you make a disqualifying disposition of the incentive stock option shares in an arm's length transaction with an unrelated party for less than the exercise price paid for those shares, then you will not recognize any ordinary income and will recognize a capital loss equal to the excess of (a) the exercise price paid for the shares over (b) the amount realized from the disposition of those shares. For example, if the shares in the above Example were sold for $33.00 per share in the disqualifying disposition, then you would simply recognize a short-term capital loss of $2.00 per share.

     T8. What if the shares purchased under an Incentive Stock Option are subject to a substantial risk of forfeiture, such as the Company's repurchase right?

          If the shares purchased under your Incentive Stock Option are subject to a substantial risk of forfeiture, then the amount of ordinary income that you would recognize upon a disqualifying disposition of those shares will be based on their fair market value on the date when the forfeiture period lapses (rather than the date when the Incentive Stock Option is exercised). One example of a substantial risk of forfeiture is the Company's right to repurchase your shares at the original exercise price in the event that your service terminates before you vest in those shares. In this case, the amount of ordinary income that you recognize upon a disqualifying disposition of the shares will be based on their fair market value on the vesting date, and the holding period for determining whether any additional gain is a long-term or short-term capital gain will not commence until the vesting date.

          This result can be avoided, and the normal disqualifying disposition rules under Question T7 reinstated, by making a conditional election pursuant to
Section 83(b) of the Internal Revenue Code to have the ordinary income measured when the Incentive Stock Option is exercised. Please see Question T16 for further information concerning Section 83(b) elections.

          In the case of a qualifying disposition, it makes no difference that the shares were not yet vested when you purchased them.

     T9.  What are the federal tax consequences to the Company?

          If you make a qualifying disposition of incentive stock option shares, then we cannot take an income tax deduction with respect to such shares. If you make a disqualifying disposition of the shares, then we will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the disposition. The deduction will, in general, be allowed to us in the taxable year in which your disposition occurs.

     T10. What happens if I pay the exercise price of an incentive stock option by delivering shares that I acquired by exercising another incentive stock option, if the delivery of the shares results in a disqualifying disposition?

          If you use shares acquired under an incentive stock option to pay the exercise price under another incentive stock option before the holding periods are satisfied for the first incentive stock option, then you will be subject to ordinary income taxation. The amount of the ordinary income is equal to the excess of (a) the fair market value of the delivered shares at the time of their original purchase over (b) the exercise price paid for the delivered shares. You do not recognize any capital gain upon the delivery of the shares to pay the exercise price.

          The tax basis and long-term capital gain holding periods for the shares of common stock purchased upon exercise of the second incentive stock option will be determined as follows:

          o To the extent that the newly purchased shares equal in number the delivered shares, the basis for the new shares will be equal to the fair market value of the delivered shares when they were originally purchased. The long-term capital gain holding period for the new shares will include the period for which the delivered shares were held, measured from their original purchase date.

          o To the extent that the number of newly purchased shares is greater than the number of delivered shares, the additional shares will have a zero basis and a long-term capital gain holding period generally measured from the exercise date of the second incentive stock option.

          o The holding period for all new shares, for purposes of qualifying for incentive stock option treatment, does not begin until the exercise date of the second incentive stock option.

     T11. What happens if I pay the exercise price of an incentive stock option with shares that I acquired through (a) an incentive stock option and held for the requisite holding periods, (b) a nonstatutory stock option or (c) open-market purchases?

          If you pay the exercise price under the incentive stock option by using one of the above methods, you will not recognize any taxable income as a result of exercising the incentive stock option. Please see Question T27 below for the alternative minimum tax treatment.

          To the extent that the purchased shares equal in number the shares delivered in payment of the exercise price, the new shares will have the same basis and holding period for long-term capital gain purposes as the delivered shares. To the extent the number of purchased shares exceeds the number of delivered shares, the additional shares will have a zero basis and a long-term capital gain holding period generally measured from the new exercise date. The holding period for all new shares, for purposes of qualifying for incentive stock option treatment, does not begin until the exercise date of the second incentive stock option.

     T12. What happens if I make a disqualifying disposition of shares purchased under an incentive stock option with shares of our common stock?

          If you exercise an incentive stock option with shares of our common stock, then those shares purchased under the incentive stock option that have a zero basis will be treated as the first shares sold (or otherwise transferred) in a disqualifying disposition. Accordingly, upon such a disqualifying disposition, you will recognize ordinary income with respect to the zero basis shares in an amount equal to their fair market value on the date the option was exercised for those shares.


                           NONSTATUTORY STOCK OPTIONS
--------------------------------------------------------------------------------

     T13. Will I have federal income tax liability if I am granted a nonstatutory stock option?

          No.

     T14. Will I have federal income tax liability if I exercise a nonstatutory stock option?

          Yes. Normally, you will recognize ordinary income in the year in which you exercise a nonstatutory stock option in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. We report this income on your W-2 wage statement for the year of exercise, and you must satisfy the tax withholding requirements applicable to this income. (If you are not an employee or former employee, we will report the income on a Form 1099 and will generally not withhold taxes.)

     T15. What if the shares purchased under a nonstatutory stock option are subject to a substantial risk of forfeiture, such as the Company's repurchase right?

          If the shares you purchase under a nonstatutory stock option are subject to a substantial risk of forfeiture, such as the Company's right to repurchase those shares at the original exercise price upon the termination of your service prior to vesting in those shares, then you will not recognize any taxable income at the time of exercise. Instead, you will have to report as ordinary income, as the shares vest, an amount equal to the excess of (a) the fair market value of the shares when they vest over (b) the exercise price paid for the shares. In addition, the holding period for determining whether any additional gain (upon a subsequent disposition of the shares) is a long-term or short-term capital gain will not commence until the shares vest.

          If you purchase shares subject to a substantial risk of forfeiture, you may elect under Section 83(b) of the Internal Revenue Code to recognize income at the time of exercise. Please see Question T16 below. If such an election is made, you will not recognize any additional income with respect to your shares until the shares are sold or otherwise transferred in a taxable transaction.

     T16. What is the effect of making a Section 83(b) election?

          If you purchase shares subject to the Company's repurchase right or other substantial risk of forfeiture, you may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for the shares. The fair market value of the purchased shares will be determined as if the shares were not subject to the Company's repurchase right or other risk of forfeiture. If you make a Section 83(b) election, you will not recognize any additional income when the Company's repurchase right or other forfeiture risk subsequently lapses.

          The Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the option is exercised. Any ordinary income resulting from the election will be subject to applicable tax withholding requirements if you are an employee or former employee. The election generally is not revocable and cannot be made after the 30-day period has expired.

     T17. Will I recognize additional income if I sell shares acquired under a nonstatutory stock option?

          Yes. You will recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds your basis in the shares. (Your basis equals the exercise price you paid plus the ordinary income you previously recognized as a result of the exercise.) A capital loss will result if the amount realized from the sale is less than your basis. The gain or loss will be long-term if you held the shares more than 12 months. The holding period normally starts when the nonstatutory stock option is exercised.

     T18. What happens if I pay the exercise price of a nonstatutory stock option with shares that I previously acquired by exercising an option or through an open-market purchase?

          You will not recognize any taxable income to the extent that the shares of our common stock received from the exercise of the nonstatutory stock option equal in number the shares delivered to pay the exercise price. For federal income tax purposes, these newly-acquired shares will have the same basis and long-term capital gain holding period as the delivered shares. To the extent that the delivered shares were acquired under an incentive stock option, the new shares received from the exercise of the nonstatutory stock option will continue to be subject to taxation as incentive stock option shares. Please see the incentive stock option principles discussed above.

          The additional shares of our common stock received upon the exercise of the nonstatutory stock option will, in general, have to be reported as ordinary income for the year of exercise in an amount equal to their fair market value on the exercise date. These additional shares will have a tax basis equal to this fair market value and a long-term capital gain holding period generally measured from the exercise date.

     T19. What are the federal tax consequences to the Company?

          We will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the exercise of a nonstatutory stock option. The deduction will, in general, be allowed for our taxable year in which you recognize the ordinary income.


                             RESTRICTED SHARE AWARDS
--------------------------------------------------------------------------------

     T20. Will a restricted share award or purchase result in federal income tax liability to me?

          Restricted shares are shares that are subject to a vesting schedule (or some other substantial risk of forfeiture). If you separate from service before vesting in your shares, the shares are forfeited and revert to the Company. If you paid for the shares, the purchase price will be refunded. Generally, you will not recognize taxable income at the time of an award or purchase of restricted shares. However, you may make an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of the award. Please see Question T22 below.

     T21. Will the vesting of shares under a restricted share award result in federal income tax liability to me?

          If you did not elect under Section 83(b) of the Internal Revenue Code to recognize income at the time of the award or purchase, you will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares when they vest over the amount (if any) that you paid for them.

     T22. What is the effect of making a Section 83(b) election?

          If you receive or purchase shares that remain subject to vesting, you may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of the award or purchase an amount equal to the excess of (a) the fair market value of the shares on the transfer date over (b) the purchase price (if any) that you paid for the shares. The fair market value of the purchased shares will be determined as if the shares were not subject to forfeiture. If you make the Section 83(b) election, you will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award or purchase is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are sold or transferred.

          If you make a Section 83(b) election and the restricted shares are later forfeited, you are not entitled to a tax deduction or a refund of the tax already paid.

          The Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the shares are awarded or sold to you. Any ordinary income resulting from the election will be subject to applicable tax withholding requirements, if you are an employee or former employee. The election generally is not revocable and cannot be made after the 30-day period has expired.

     T23. What are the federal tax consequences to the Company?

          The Company will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with a restricted share award. The deduction will generally be allowed for the taxable year of the Company in which you recognize the ordinary income.


                             ALTERNATIVE MINIMUM TAX
--------------------------------------------------------------------------------

     T24. What is the alternative minimum tax?

          The alternative minimum tax is an alternative method of calculating the income tax that you must pay each year in order to ensure that a minimum amount of tax is paid for the year. The alternative minimum tax rates are as follows:

          o The first $175,000 ($87,500 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%.

          o The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%.

          You only pay the alternative minimum tax to the extent that it exceeds your regular federal income tax for the year.

     T25. How is alternative minimum taxable income calculated?

          Your alternative minimum taxable income is based on your regular taxable income for the year, adjusted to (a) include certain additional items of income and tax preference and (b) disallow or limit certain deductions otherwise allowable for regular tax purposes.

     T26. What is the allowable exemption amount?

          The allowable exemption amount is $45,000 for a married taxpayer filing a joint return, $33,750 for an unmarried taxpayer, and $22,500 for a married taxpayer filing a separate return. The allowable exemption amount is, however, reduced by 25(cent) for each $1.00 by which the individual's alternative minimum taxable income for the year exceeds $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return. The alternative minimum tax is based only on your alternative minimum taxable income minus the allowable exemption amount.


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

     T27. Is the spread on an incentive stock option at the time of exercise normally included in my alternative minimum taxable income?

          Yes. The spread on an incentive stock option is normally included in your alternative minimum taxable income at the time of exercise. The spread is equal to the fair market value of the purchased shares at the time of exercise minus the exercise price paid for those shares.

          A special rule applies if you dispose of the incentive stock option shares in the same year as the option exercise through an arm's length sale or exchange with an unrelated party. If the amount you realize from the disposition is less than the value of the shares at the time of the exercise, then the alternative minimum taxable income attributable to your option exercise is only equal to the amount you realize from the disposition minus the exercise price you paid. For example, assume that your incentive stock option has an exercise price of $10 per share. You exercise the option when the market value of our stock is $15 per share. Then you sell the shares in the same year for $12 per share. Without the special rule, you would have alternative minimum taxable income of $5 per share and a short-term capital loss of $3 per share. If the special rule is available, you have alternative minimum taxable income of $2 per share and no capital gain or loss.

          As a practical matter, if you make a disqualifying disposition of the incentive stock option shares in the same year as the exercise, the taxable amount for that year is generally the same for the alternative minimum tax and for the regular tax. Therefore, no adjustment is necessary to compute alternative minimum taxable income.

     T28. How will the payment of alternative minimum tax in one year affect the calculation of my tax in a later year?

          If you pay alternative minimum tax for one or more taxable years, you may use the amount of the alternative minimum tax (subject to certain adjustments and reductions) as a partial credit against your regular tax for subsequent taxable years. However, you cannot use this credit against your alternative minimum tax in future years. In other words, you may use this credit only to the extent that your regular taxable income exceeds your alternative minimum taxable income.

          Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income. If you pay the regular tax in the year of disposition, your basis will not reflect the alternative minimum taxable income attributable to the exercise.


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



                               Company Information



                              REDBACK NETWORKS INC.

                               COMPANY INFORMATION

          The Company is a Delaware corporation with its principal executive offices at 250 Holger Way, San Jose, CA 95134. The telephone number at the principal executive offices is (408) 571-5000. You may contact us at this address or telephone number for further information concerning the 1999 Stock Incentive Plan and its administration.

          A copy of the Company's Annual Report to Stockholders for the most recent fiscal year will be furnished to each participant in the 1999 Stock Incentive Plan, and additional copies will be furnished to you without charge upon written or oral request to the Corporate Secretary at the Company's principal executive offices or upon telephoning the Company at its principal executive offices. In addition, you may obtain without charge, upon written or oral request to the Corporate Secretary, a copy of any of the documents listed below, which are hereby incorporated by reference into this Summary and Prospectus, other than certain exhibits to such documents:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission (the "SEC") on April 2, 2001;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), since the end of the year covered by the document referred to in (a) above;

     (c) The description of the Company's outstanding Common Shares contained in the Company's Registration Statement No. 000-25853 on Form 8-A filed with the SEC on April 22, 1999, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description; and

     (d) All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Summary and Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

          We will also deliver to each participant in the 1999 Stock Incentive Plan who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to our stockholders.


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